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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:   January 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                 X  Director         X  10% Owner
                                                                                               ----                 ----
Byrne, Patrick  M.                               Overstock.com, Inc.  OSTK
---------------------------------------------------------------------------------------------    X  Officer (give    __   Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title       (specify
                                                Number of Reporting        Month/Day/Year                    below)       below
                                                Person (Voluntary)                                Chief Executive Officer
                                                                                               ---------------------------------
      6322 South 3000 East, Suite 100                                         11/15/2000
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Salt Lake City, Utah  841121                                                                     Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-  2A. Deemed  3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)            action   Execution     action        or Disposed of (D)            Securities       ship        of In-
                         Date     Date, if      Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                  any          (Instr. 8)                                   Owned            Direct      Bene-
                        (Month/  (Month/                                                    Following        (D) or      ficial
                         Day/     Day/      -------------------------------------------     Reported         Indirect    Owner-
                         Year)    Year)                               (A) or                Transactions(s)  (I)         ship
                                            Code    V       Amount    (D)     Price        (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                             and 4)
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                                                                                                                     Held by High
                                                                                                                       Plains
Common Stock          11/14/002              P               1,500     A        $9.84                        I(1)  Investments, LLC
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                                                                                                                     Held by High
                                                                                                                       Plains
Common Stock          11/14/02               P               8,200     A        $9.85                        I(1)  Investments, LLC
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                                                                                                                    Held by High
                                                                                                                       Plains
Common Stock          11/14/02               P               3,000     A        $9.87                        I(1)  Investments, LLC
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Held by High
                                                                                                                       Plains
Common Stock          11/14/02               P                 800     A        $9.89                        I(1)  Investments, LLC
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Held by High
                                                                                                                       Plains
Common Stock          11/14/02               P               3,200     A        $9.91                        I(1)  Investments, LLC
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Held by High
                                                                                                                       Plains
Common Stock          11/14/02               P               3,800     A        $9.95                        I(1)  Investments, LLC
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Held by High
                                                                                                                       Plains
Common Stock                                                                                   4,877,832     I(1)  Investments, LLC
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                      10,586     I(2)  Held by Norwich
                                                                                                                   Associates, L.C.
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                                                                                                                   Held by
Common Stock                                                                                     197,459    I(2)   High Meadows
                                                                                                                   Finance, L.C.
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                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (E.G., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative      2. Conver-   3. Trans-  3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
    Security                   sion or      action   Execution      tion Code     ative Securities Ac-     cisable and Ex-
   (Instr. 3)                  Exercise     Date     Date, if       (Instr. 8)    quired (A) or Dis-       piration Date
                               Price of    (Month/   any                          posed of (D)             (Month/Day/
                               Deriv-       Day/      (Month/                     (Instr. 3, 4, and 5)     Year)
                               ative        Year)      Day/
                               Security                Year)

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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7. Title and Amount of Under-       8. Price   9. Number      10. Owner-     11. Nature
   lying Securities                    of         of Deriv-       ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative           Form           direct
                                       ative      Securi-         of De-         Bene-
                                       Secur-     ties            rivative       ficial
                                       ity        Bene-           Secu-          Own-
                                       (Instr.    ficially        rities:        ership
                                       5)         Owned           Direct (D)     (Instr. 4)
                                                  Following       or
                     Amount or                    Reported        Indirect
       Title         Number of                    Transactions(s) (I)
                     Shares                       (Instr. 4)      (Instr. 4)
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Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(2) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owners of the securities for purposes of Section 16 or any other purpose.



          /s/ Jonathan E. Johnson III             11/15/02
    ------------------------------------      -------------------
      **Signature of Reporting Person              Date
  Jonathan E. Johnson III, Attorney-in-Fact

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than on reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
          SEE Instruction 6 for procedure.

HTTP://WWW.SEC.GOV/DIVISIONS/CORPFIN/FORMS/FORM4.HTM
LAST UPDATE: 09/05/2002

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